Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Quotient Limited

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares of no par value	Other(3)	769,585 shares(4)	$0.2500(3)	$192,396.25(3)	0.0000927	$17.84

Other	Inducement Share Option Award	Other(3)	45,112 shares(2)	$0.2500(3)	$11,278.00(3)	0.0000927	$1.05

Other	Inducement Restricted Share Unit Award	Other(3)	67,668 shares(2)	$0.2500(3)	$16,917.00(3)	0.0000927	$1.57

Other	Inducement Performance-Based Restricted Share Unit Award	Other(3)	112,780 shares(2)	$0.2500(3)	$28,195.00(3)	0.0000927	$2.61

Total Offering Amounts					$248,786.25		$23.06

Total Fee Offsets							—

Net Fee Due							$23.06

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares of no par value (“Ordinary Shares”), that become issuable in respect of the securities identified in the above table by reason of any share dividend, share split, recapitalization or similar transaction effected without the receipt of consideration that increases the number of outstanding Ordinary Shares.

(2)

The Ordinary Shares referenced in this footnote (2) will be granted as an inducement material to an employee’s acceptance of employment with the Registrant, in accordance with the inducement grant exception under Nasdaq Rule 5635(c)(4).

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act based upon the average of the high and low sales prices of the Ordinary Shares reported on The Nasdaq Global Market on June 29, 2022.

(4)

Represents Ordinary Shares that were automatically added to the number of shares authorized for issuance under the Amended and Restated 2014 Plan pursuant to an “evergreen” provision, which allows for an annual increase in the number of Ordinary Shares authorized for issuance thereunder.

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